Exhibit 99.1

T-3 Energy Services Announces Second Quarter 2006 Earnings and Backlog

HOUSTON, TEXAS, (PRIMEZONE WIRE) – July 24, 2006. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) reported second quarter 2006 income from continuing operations of $4.4 million, or $0.40 per diluted share, up 13% and 11%, respectively, from $3.9 million or $0.36 per diluted share reported for the first quarter 2006 and up 85% and 82%, respectively, from $2.4 million, or $0.22 per diluted share, reported for the second quarter of 2005. Year to date 2006 income from continuing operations of $8.2 million, or $0.76 per diluted share, was up 169% and 162%, respectively, from $3.1 million, or $0.29 per diluted share, reported during 2005. Revenues for the second quarter of 2006 increased 7% over the first quarter of 2006 and 52% over the second quarter of 2005. Year to date 2006 revenues increased 65% over the prior year to date. The second quarter 2006 and year to date 2006 financial results include a charge, net of tax, of $0.3 million and $0.5 million, respectively, associated with the adoption of FASB Statement No. 123 (R), “Share-Based Payment” effective January 1, 2006. Excluding the impact of the stock based compensation costs, T-3 Energy’s income from continuing operations increased 99% and 185% from the second quarter of 2005 and year to date 2005, respectively.

For the second quarter of 2006 and year to date 2006, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding stock based compensation costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $8.4 million and $15.8 million, respectively, a 64% and 109% increase over the same periods for 2005, respectively.

The Company’s increase in revenues was primarily attributable to improved demand for its products and services resulting from higher price levels for oil and correspondingly higher levels of construction of drilling rigs that require the type of equipment T-3 manufactures. As a result, backlog has increased to $56.7 million at June 30, 2006, a 195% increase over June 30, 2005 backlog of $19.2 million. Management also believes that its T-3 branded products continue to gain market acceptance, resulting in greater sales to customers that use its products in both their domestic and in international operations. For example, T-3 original equipment revenues have increased 90% in the second quarter of 2006 as compared to the second quarter of 2005. The T-3 Rockies acquisition, which was completed in January 2006, has positively impacted the Company’s 2006 results and management sees excellent opportunities in that region for future growth in all of its product lines.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “T-3 performed well in the second quarter as orders for our original equipment products continue to strengthen. Consolidated revenues for the quarter and year to date reflect increased market activity in all the Company’s product lines. We are beginning to see the effects of our manufacturing capacity expansion program that we began to implement in the first half of 2006. While our geographical expansion program is still in process, we expect that these locations will be beneficial to the future operating results of the Company. Our engineering group continues to focus on the development and design of new products in the pressure and flow control product line, and we have increased the group’s staffing to focus on our wellhead product line. Our goal is to continue to increase our market share with new products and geographical expansion.”

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data - Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters and year to date ended June 30, 2006 and 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Products	$28,463	$13,985	$53,464	$25,090
Services	9,602	11,054	20,284	19,731

	38,065	25,039	73,748	44,821
Cost of revenues:
Products	18,575	8,678	35,139	16,453
Services	5,375	6,683	11,370	12,284

	23,950	15,361	46,509	28,737

Gross profit	14,115	9,678	27,239	16,084

Operating expenses	7,426	5,354	14,333	10,136

Income from operations	6,689	4,324	12,906	5,948

Interest expense	254	677	510	1,073

Interest income	(6)	(31)	(12)	(54)

Other (income) expense, net	(392)	4	(476)	29

Income from continuing operations before provision for income taxes	6,833	3,674	12,884	4,900

Provision for income taxes	2,448	1,310	4,635	1,838

Income from continuing operations	4,385	2,364	8,249	3,062

Income (loss) from discontinued operations, net of tax	(50)	3	(130)	75

Net income	$4,335	$2,367	$8,119	$3,137

Basic earnings (loss) per common share:
Continuing operations	$.41	$.22	$.78	$.29

Discontinued operations	$—	$—	$(.01)	$.01

Net income (loss) per common share	$.41	$.22	$.77	$.30

Diluted earnings (loss) per common share:
Continuing operations	$.40	$.22	$.76	$.29

Discontinued operations	$—	$—	$(.01)	$.01

Net income (loss) per common share	$.40	$.22	$.75	$.30

Weighted average common shares outstanding:
Basic	10,593	10,582	10,588	10,582

Diluted	10,960	10,620	10,819	10,624

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share amounts)

	June 30, 2006 (unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,730	$1,162
Accounts receivable – trade, net	25,021	21,527
Inventories	25,313	18,268
Notes receivable, current portion	746	480
Deferred income taxes	2,018	1,731
Prepaids and other current assets	1,338	5,887

Total current assets	56,166	49,055

Property and equipment, net	22,717	18,652
Notes receivable, less current portion	35	327
Goodwill, net	71,138	69,607
Other intangible assets, net	2,807	2,325
Other assets	846	822

Total assets	$153,709	$140,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$13,653	$12,943
Accrued expenses and other	9,979	9,439
Current maturities of long-term debt	12	36

Total current liabilities	23,644	22,418

Long-term debt, less current maturities	8,031	7,058
Other long-term liabilities	58	82
Deferred income taxes	3,286	2,018

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 and 25,000,000 shares authorized at June 30, 2006 and December 31, 2005, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 20,000,000 and 25,000,000 shares authorized at June 30, 2006 and December 31, 2005, respectively, 10,700,324 and 10,581,986 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	11	11
Warrants, 327,862 issued and outstanding at June 30, 2006 and 332,862 issued and outstanding at December 31, 2005	644	644
Additional paid-in capital	124,117	123,175
Retained deficit	(7,301)	(15,420)
Accumulated other comprehensive income	1,219	802

Total stockholders’ equity	118,690	109,212

Total liabilities and stockholders’ equity	$153,709	$140,788

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES

SUPPLEMENTARY DATA – SCHEDULE 1 (UNAUDITED)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$4,385	$2,364	$8,249	$3,062
Stock-based compensation costs, net of tax	319	—	476	—

Non-GAAP Income from continuing operations (B)	$4,704	$2,364	$8,725	$3,062

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.40	$0.22	$0.76	$0.29
Stock-based compensation costs, net of tax	0.03	—	0.05	—

Non-GAAP continuing operations diluted earnings per share (B)	$0.43	$0.22	$0.81	$0.29

ADJUSTED EBITDA:
GAAP Income from continuing operations	$4,385	$2,364	$8,249	$3,062
Stock-based compensation costs, net of tax	319	—	476	—
Provision for income taxes	2,613	1,310	4,880	1,838
Depreciation and amortization	847	803	1,654	1,617
Interest Expense	254	677	510	1,073
Interest Income	(6)	(31)	(12)	(54)

Adjusted EBITDA (A)	$8,412	$5,123	$15,757	$7,536

(A)	Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding stock-based compensation costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:

•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

(B)	Non-GAAP income from continuing operations is equal to income from continuing operations plus stock-based compensation costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus stock-based compensation costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding stock-based compensation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.